EXHIBIT 99.1

Shengkai Innovations, Inc. Reports FY2012 Second Quarter Results

Teleconference to be Held at 8:00 a.m. ET/9:00 p.m. Beijing Time on February 10

TIANJIN, China, Feb. 9, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("the Company", " we", or "our"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its FY2012 second quarter and first six months ended December 31, 2011.

FY2012 Second Quarter Highlights

  Revenues were approximately $10.3 million compared with approximately $22.4 million in the second quarter of FY2011;
  Revenues from the electric power segment were approximately $2.6 million compared with approximately $16.0 million in the second quarter of FY2011;
  Revenues from the petrochemical and chemical segment increased 32.8% year-over-year to approximately $7.1 million;
  Gross profit was approximately $4.3 million with a gross margin of 42.0%, compared with approximately $13.3 million and 59.2% in the second quarter of FY2011; and
  Quarterly ceramic valves output was 1,784 sets compared with 5,350 sets a year ago.

FY2012 First Six Months Highlights

  Revenues were approximately $21.3 million compared with $39.5 million in the first six months in FY2011;
  Revenues from the electric power segment were approximately $6.1 million compared with $27.2 million in the first six months in FY2011;
  Revenues from the petrochemical and chemical segment increased 30.1% year-over-year to approximately $13.8 million;
  Gross profit was approximately $9.1 million with a 42.9% gross margin, compared with $23.2 million and 58.7% in the first six months of FY2011;
  Net income was approximately $2.7 million, or $0.08 earnings per diluted share;
  Non-GAAP net income was approximately $4.1 million, or $0.11 non-GAAP earnings per share, after adjusting for non-cash items of share-based compensation and gain resulting from changes in the fair value of instruments; and
  First six months ceramic valves output was 3,762 sets compared with 9,806 sets during the same period a year ago.

FY2012 Second Quarter Results

Revenues in the second quarter were approximately $10.3 million as compared to approximately $22.4 million in the second quarter of FY2011. Quarterly ceramic valves output was 1,784 sets as compared to 5,350 sets a year ago. Shengkai continues to transition its operations away from the electric power industry and expand into the domestic and international petrochemical and chemical industry.

During the second quarter of FY2012, electric power industry, petrochemical and chemical industry, and other industries accounted for 25.7%, 68.6% and 5.7% of the quarterly revenues, respectively, compared with 71.3%, 23.8% and 4.9% in the second quarter of FY2011.

Specifically, revenues from the electric power industry were approximately $2.6 million compared with $16.0 million in the second quarter of FY2011. The decrease was primarily due to the ongoing transition into the petrochemical and chemical industry. As previously disclosed, revenues from the electric power industry would continue to decrease in future fiscal quarters and major sales contribution would come from the petrochemical and chemical industry.

During the second quarter, revenues from the petrochemical and chemical industry increased 32.8% year-over-year to approximately $7.1 million from approximately $5.3 million in the second quarter of FY2011. The increase was due to the Company's continuous efforts to market its ceramic valve products to customers in the petrochemical and chemical industry whose unusually corrosive and abrasive working conditions require highly durable valve products.

Revenues from other industries, including the aluminum and metallurgy industries were approximately $0.6 million compared with approximately $1.1 million in the second quarter of FY2011. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities. Orders related to new blast furnace gas cleaning systems which led to recent increase in revenues have been completed by the end of June 30, 2011.

In the second quarter, cost of sales decreased 34.6% year-over-year to approximately $6.0 million from approximately $9.1 million in the second quarter of FY2011. Cost of sales as a percentage of net revenues was 58.0% compared with 40.8% in the comparable period a year ago mainly due to decrease in revenues.

Gross profit in the second quarter was approximately $4.3 million compared with approximately $13.3 million for the second quarter of FY2011. This decrease was primarily attributable to decrease in revenue and increase in depreciation expense and cost of raw material. Gross margin was 42.0%, compared with 59.2% for the second quarter of FY2011. The decrease in gross margin was primarily due to 1) approximately $0.6 million increase in depreciation expenses resulting from an addition of approximately $46.4 million to property, plant and equipment during the past twelve months; and 2) an approximately 13% year-over-year price increase in steel raw materials and steel die-casting components.

Selling expenses in the second quarter decreased by 48.4% year-over-year to approximately $1.0 million from approximately $2.0 million for the comparable period in FY2011. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $0.8 million from $1.8 million in the second quarter of FY2011. Since minor components of selling expenses such as sales staff's salaries and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, selling expenses as a percentage of quarterly sales increased to 10.0% from 8.9% in the second quarter of FY2011. The Company expects selling expense for future quarters to change proportionally with revenue.

General and administrative ("G&A") expenses in the second quarter were approximately $2.0 million, down from approximately $2.4 million for the comparable period in FY2011. Excluding the non-cash share-based compensation, G&A expenses in the second quarter were approximately $1.0 million or 9.9% of total revenue, compared with approximately $1.2 million or 5.6% of total revenue for the comparable period of FY2011.

Total operating expenses in the second quarter of FY2012 were approximately $3.1 million compared with approximately $4.4 million for the comparable period in FY2011. Operating income in the second quarter of FY2012 was approximately $1.3 million compared with approximately $8.8 million for the comparable period in FY2011.

Excluding the non-cash share-based compensation, non-GAAP operating income was approximately $2.3 million, compared with non-GAAP operating income of approximately $10.0 million for the comparable period in FY2011.

Provision for income taxes in the second quarter was approximately $0.5 million compared with approximately $1.6 million in the second quarter of FY2011. In April 2010, Shengkai, the Company's operating entity in Tianjin, China, was awarded the status of "High Technology" enterprise by the local government. The new tax rate is 15% starting from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

GAAP net income was approximately $1.8 million compared with approximately $14.9 million in the second quarter of FY2011. Based on a greater weighted average number of shares, diluted earnings per share were $0.05 compared to diluted earnings per share of $0.42 in the second quarter of FY2011. During the second quarter, the number of diluted shares was 36,363,979 compared with 35,579,888 diluted shares in the second quarter of FY2011.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $2.0 million compared with approximately $8.5 million in FY2011. The decrease was primarily due to the decline in revenues resulting from operational transition and higher costs associated with depreciation and raw material expenses. Based on a greater weighted average number of shares, non-GAAP earnings were $0.05 per diluted share compared with $0.24 per diluted share in the second quarter of FY2011.

FY2012 First Six Months Results

Total net revenue for the first six months of FY2012 was approximately $21.3 million compared with $39.5 million for the first six months of FY2011. The decrease in revenue was due to loss of business resulting from unsolicited investigations and the subsequent transition into the petrochemical and chemical segment. The electric power, petrochemical and chemical, and other industries each contributed 28.9%, 64.7% and 6.4%, respectively, of total sales revenue during the six months ended December 31, 2011. Specifically, revenues from the electric power industry were approximately $6.1 million. Revenues from the petrochemical and chemical industries increased 30.1% year-over-year to approximately $13.8 million. Revenues from other industries, including the aluminum and metallurgy industries were approximately $1.4 million.

Gross profit for the first six months of FY2012 was approximately $9.1 million compared with approximately $23.2 million for the same period in FY2011. Gross margin was 42.9% compared with 58.7% one year ago. The decrease in gross margin was primarily due to 1) approximately $1.4 million increase in depreciation expenses resulting from an addition of approximately $46.4 million to property, plant and equipment during the past twelve months; and 2) an approximate 13% year-over-year price increase in steel raw material and steel die-casting components.

Net income for the first six months of FY2012 was approximately $2.7 million, or diluted earnings per share of $0.08, compared with a net income of approximately $41.8 million, or diluted net income per share of $1.18 during the first six months of FY2011.

Excluding non-cash items of share-based compensation and change in fair value of instruments, non-GAAP net income for the first six months of FY2012 was approximately $4.1 million compared with a non-GAAP net income of approximately $14.7 million for the comparable period in FY2011. The decrease was primarily due to the decline in revenues resulting from operational transition and higher costs associated with depreciation and raw material expenses.

Based on a greater weighted average number of shares, non-GAAP diluted earnings for the six months ended December 31, 2011 were $0.11 per diluted share, compared to non-GAAP earnings of $0.42 per diluted share for the comparable period in FY2011.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2011	2010	2011	2010
GAAP Net Income	$1,782,084	14,864,300	2,726,422	41,809,385
Add back/(Subtract):
Share-based compensation – employee options and stock awards	1,021,468	1,200,697	3,168,436	2,233,261
Changes in fair value of instruments	(830,085)	(7,602,384)	(1,756,722)	(29,307,135)
Non-GAAP Net Income	$ 1,973,467	8,462,613	4,138,136	14,735,511
GAAP Earnings per share (diluted)	$ 0.05	0.42	0.08	1.18
Non-GAAP Earnings per share (diluted)	$ 0.05	0.24	0.11	0.42

Financial Condition

As of December 31, 2011, the Company had cash and cash equivalents of approximately $69.0 million and accounts receivable of approximately $6.5 million compared to approximately $59.9 million cash and cash equivalents and $12.6 million of accounts receivable as of June 30, 2011. Total current liabilities as of December 31, 2011 were approximately $4.7 million, compared with approximately $9.6 million as of June 30, 2011. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities was approximately $7.7 million for the first six months of FY2012 compared with $10.1 million in the first six months of FY2011. The decrease was primarily attributable to the lower adjusted net income.

Business Outlook

In response to the business disruptions and changes in the application of ceramic in the valve industry, Shengkai management has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding the Company's presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices than the domestic Chinese market. Successful penetration into the international oil and chemical markets, however, would require the Company to obtain various industry-wide certifications, including but not limited to ISO14000 and OHSAS18000 and other firm-specific supplier qualifications, which will take time to go through various application procedures, efforts in new product development and investment in additional or different equipment.

There are less effective working days during the period between January and March due to various holidays such as the New Year and the Spring Festival. In addition, the increase in the average selling price of our products is impacting our domestic sales in the foreseeable future before the new pricing dynamics takes hold. In light of such developments, we expect the total revenue for the quarter ending March 31, 2012 to be approximately $5.5 million. We expect the Company to continue to run with positive but significantly reduced cash flow from operations. Such decrease may persist until our marketing and sales efforts to some new customers and projects pay off, and the expansion in the international market picks up meaningfully.

Teleconference

The Company plans to host the conference call on Friday, February 10th, 2012 at 8:00 a.m. Eastern Time/9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-393-9085 (Toll-Free U.S.), 1-760-298-5098 (International) approximately five minutes before the call start time. The Conference ID is 51561764. A live webcast of the conference call will be available on the conference call website. On the date of the event, please click here to be directed to the website.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and six months ended December 31, 2011 and 2010 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to independent directors and management staff, and (ii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2011 AND JUNE 30, 2011
(Stated in US Dollars)

	December 31, 2011	June 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$ 68,951,971	$ 59,870,108
Restricted cash	258,740	1,386,873
Accounts receivable, net	6,458,486	12,623,359
Notes receivable	176,142	217,502
Other receivables	2,775,388	2,722,300
Advances to suppliers	305,279	274,814
Inventories	2,750,851	2,532,485
Total Current Assets	81,676,857	79,627,441
Property, plant and equipment, net	53,695,199	53,921,084
Land use rights, net	2,546,088	2,534,059
Other intangible assets, net	4,975,929	5,370,148
TOTAL ASSETS	$ 142,894,073	$ 141,452,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	258,740	1,386,873
Accounts payable	2,402,331	3,829,491
Advances from customers	624,353	227,451
Other payables and accrued expenses	884,091	2,350,144
Income tax payable	533,162	1,816,995
Total Current Liabilities	4,702,677	9,610,954
Warrant liabilities	64,153	168,442
Preferred (conversion option) liabilities	1,329,045	5,782,014
TOTAL LIABILITIES	$ 6,095,875	$ 15,561,410

Commitments and Contingencies	$ --	$ --

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 shares authorized; 3,087,368 and 5,987,368 issued and outstanding as of December 31, 2011 and June 30, 2011, respectively.	$ 3,087	$ 5,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 33,276,611 and 29,776,611 shares issued and outstanding as of December 31, 2011 and June 30, 2011, respectively.	33,277	29,777
Additional paid-in capital	69,522,623	63,554,251
Statutory reserves	11,196,604	11,196,604
Retained earnings	45,396,012	42,669,590
Accumulated other comprehensive income	10,646,595	8,435,113
TOTAL STOCKHOLDER'S EQUITY	136,798,198	125,891,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 142,894,073	$ 141,452,732

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2011	2010	2011	2010

Revenues	$ 10,293,828	$ 22,372,827	$ 21,304,955	$ 39,547,343
Cost of sales	(5,966,161)	(9,121,882)	(12,162,812)	(16,342,310)
Gross profit	4,327,667	13,250,945	9,142,143	23,205,033
Operating expenses:
Selling expenses	(1,024,253)	(1,986,395)	(2,075,733)	(3,588,967)
General and administrative expenses	(2,040,607)	(2,448,367)	(5,446,642)	(4,510,013)
Total operating expenses	(3,064,860)	(4,434,762)	(7,522,375)	(8,098,980)
Income from operations	1,262,807	8,816,183	1,619,768	15,106,053
Other income, net	40,568	(376)	54,041	57,595
Interest income, net	180,740	14,885	346,682	33,629
Changes in fair value of instruments - gain	830,085	7,602,384	1,756,722	29,307,135
Income before income taxes	2,314,200	16,433,076	3,777,213	44,504,412
Income taxes	(532,116)	(1,568,776)	(1,050,791)	(2,695,027)
Net income	1,782,084	14,864,300	2,726,422	41,809,385
Foreign currency translation adjustment	925,698	1,254,302	2,211,482	2,570,328
Comprehensive income	$ 2,707,782	$ 16,118,602	$ 4,937,904	$ 44,379,713

Basic earnings per share	$ 0.05	$ 0.61	$ 0.08	$ 1.76

Diluted earnings per share	$ 0.05	$ 0.42	$ 0.08	$ 1.18

Basic weighted average shares outstanding	33,276,611	24,294,785	33,013,839	23,739,960

Diluted weighted average shares outstanding	36,363,979	35,579,888	36,234,903	35,454,103

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

	Six months ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$ 2,726,422	$ 41,809,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,866,042	361,584
Amortization	510,253	506,685
Provision for doubtful accounts	110,259	--
(Gain) on disposal of property, plant and equipment	(10,584)	(3,320)
Changes in fair value of instruments – (gain)	(1,756,722)	(29,307,135)
Stock based compensation	3,168,436	2,233,261
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	6,227,905	(4,893,834)
Notes receivable	45,972	73,743
Other receivables	31,363	(1,198,389)
Advances to suppliers	(26,318)	195,777
Inventories	(177,693)	(1,032,384)
Increase (decrease) in liabilities:
Notes payable	(1,139,952)	(1,164,962)
Accounts payable	(1,480,002)	2,570,463
Advances from customers	389,850	(718,498)
Other payables and accrued expenses	(1,491,281)	206,610
Income tax payable	(1,300,673)	483,425
Net cash provided by operating activities	7,693,277	10,122,411
Cash flows from investing activities
(Expenditure for) proceeds from disposition of property, plant and equipment	(487)	517
Purchase of property, plant and equipment	(44,556)	(54,430)
Payment of construction in progress	(492,277)	(6,692,941)
Purchase of intangible assets	--	(1,966)
Increase in advances to suppliers for purchase of equipment and construction	(132,035)	(1,216,447)
Decrease in restricted cash	1,139,952	793,205
Net cash provided by (used in) investing activities	470,597	(7,172,062)

Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	--	17,466,689
Net cash provided by financing activities	--	17,466,689

Net increase in cash and cash equivalents	$ 8,163,874	$ 20,417,038

Effect of exchange rate changes on cash and cash equivalents	917,989	715,117

Cash and cash equivalents–beginning of year	59,870,108	20,995,182

Cash and cash equivalents–end of year	$ 68,951,971	$ 42,127,337
CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com